2013 annual shareholder meeting Q&A

The English Translation Transcript for the Q & A Session and Chairman's Remarks for the 2013 Shareholders Meeting

The matters discussed at this shareholders meeting may include certain forward-looking statements that represent the Company’s expectations or beliefs. These statements by their nature involve substantial risks and uncertainties, which may be beyond the Company’s control. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our Annual Report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. We encourage you to read these materials.

1.

Q: Geely and Kandi’s a 50-50 JV Partnership. How has Geely contributed to the JV in terms of distribution and marketing expertise?

A: The JV partnership with Geely is to develop EV programs in China; therefore, all the related EV programs will be included in JV. The goal for the JV is to implement Public EV sharing system. The resources of Geely and Kandi are available to be fully utilized for JV’s needs.

2.

Q: Geely has said it was turning over its extensive EV R & D to Kandi to lead Geely’s EV expansion; however Kandi has expressed no public interest to date in the “Full Sized EV” market. Is Kandi working with Geely or Volvo in developing “Full Size” EV’s for either Private or Taxi use and if so, is it as a “consultant” or will these cars be part of the JV?

A: The JV’s current panda 7001 pure EV is remodeled based on Geely’s original panda vehicle. There are also other models from Geely that are in the process of being remodeled. Volvo is a part of Geely; at the current stage, we aren't working on any of Volvo's vehicle models.

Q: Is there some future expectation of bringing the JV public and if so would it be in Hong Kong or Wall Street?

A: One of the major milestones we set up this year is the Joint venture with Geely Auto. We just completed the ownership transfer of Kandi Changxing to the JV Company. We truly believe this JV represents tremendous opportunities and values to Kandi's shareholders going forward. At this point, we do not have any plan to list this company anywhere; our only plan is to make the best out of the JV partnership. , In the future, if there are any strategic benefits of listing the JV in Hongkong or mainland China, we will certainly update the market accordingly.

Q: The JV Agreement is very much like a black box - so far I see more Kandi activity than Geely activity. Can you provide a more detailed picture?

A: So far the joint venture agreement has illustrated the detailed collaboration between Kandi and Geely in terms of EV business in China. Our partnership has been working very well so far. All the news and effort you have seen in the press has been collectively from both Kandi and Geely.

3.

Q: To date there seem to be two EV’s included in the JV, the JNJ6290 and JL7002 Panda. The JNJ6290 while manufactured and sold by Kandi, is licensed under an agreement with Zoyte where it is understood that a small (300rmb) fee per car is paid to Zoyte.

2013 annual shareholder meeting Q&A

A: JNJ6290’s license is now provided by Geely after the joint venture; this model will be renamed to be SMA7000BEV at the end of this month

Q: Will the Manufacturing and Sales of the JNJ6290 remain with Kandi, or will it be fully included in the JV where all future sales will be booked by the JV? If maintained by Kandi, but built in JV owned Changxing, how is the JV paid for the use of the facility?

A: Kandi will sell entire sets of parts of JNJ6290 to the JV, and the finished vehicle will be sold to the customers by the JV.

Q: Is it correct to assume that the co-developed Panda will be split 50-50 through the JV?

A: Yes, you may understand any EV under JV will be split 50/50.

Q: What is the average expected sales price of the JNJ6290?

A: The average expected sales price is about RMB 40,000 without batteries

Q: What is the average expected sales price of the JL7002?

A: The average expected sales price is about RMB60,000 without batteries

Q: What is the expected Service Life of each EV in a car sharing or leasing environment?

A: The subsidies term is 3 years, but we expect the service life will be approximately 5 years

4.

Q: Since September, the PRC Ministries have made two long awaited announcements regarding the subsidy programs. The first outlined the amount parameters and last monththe Ministries named the first 28 approved cities, which included Hangzhou, Jinhua, Shanghai, Jiangsu and Haiku, all cities that Kandi has an announced established presence. Has the actual payment of subsidies begun yet? If not, how soon is it expected?

A: We expect subsidies will begin to pay in the first quarter of 2014

Q:Can you tell us how manufacturers are to be paid the subsidies and are there additional subsidies provided by the Cities?

A:On September 17, 2013, the Ministry of Finance, the Ministry of Science and Technology, the Ministry of Industry and Information Technology and the National Development and Reform Commission (the "Four Ministries") jointly issued Notice No. 551 of 2013, titling “Regarding the Continuous Promotion and Application of New-Energy Vehicles for the years from 2013 to 2015”. According to the new subsidy policy:

     1. The subsidy payments will be distributed to the manufacturers on a quarterly basis in advance and the subsidies will then be paid by the manufacturers directly to the consumers.

     2. Each local government is working on its own local level of supporting subsidy policy. We believe the local governments will soon announce their subsidy policies.

Q: Could you break down the amount of subsidies expected on each the JNJ6290 and JL7001?

A: Our understanding is that both car models will receive a subsidy of RMB 45,000 for each vehicle sold from the national government in 2014

2013 annual shareholder meeting Q&A

Q: If subsidy payments have not yet started, can sales now be made before the actual start and subsidies still paid on these sales?

A:We believe as long as the car is sold during the subsidy period under the policy, it can receive the subsidy.

5.

Q: The Company has announced new manufacturing facility building agreements in three other provinces-Hainan, Shandong and now Jiangsu - to add to our current reported total capacity of 130,000 EVs per year. Are these all to be constructed within the JV?

A: Yes

Q:How are the capital requirements for the Hainan and Shandong manufacturing facilities to be/being met?

A: The JV will be responsible for raising the capital

Q:Will there be car leasing or car share programs in Hainan and Shandong and are they to remain as Kandi only or become JV programs? When do you anticipate to start?

A: All EVs that are manufactured by the JV will be used for the micro public transportation EV sharing program in China and they are getting ready to start.

Q:Are any facilities under construction yet and if so, when is completion expected on each?

A: The facility in Hainan is under construction now and is expected to be completed at the end of 2014 with the local support and assuming the weather and everything go well as planned.

The facility in Jiangsu is in the process of preparation and is also expected to be completed at the end of 2014 with the local support and assuming the weather and everything go well as planned.

As far as Shandong, we are making some strategic planning adjustments.

6.

Q: The Company has made excellent Strides this year in expanding interest in the Car Sharing program through announced signed agreements in what appears to be at least five provinces to include Shanghai, totally covering over 250 million population. What is the status of Shanghai which was announced a few months ago with anticipation of a trial program starting this year?

A: We have just launched the Carsharing program in Hangzhou and so far it has been well-received. At this point, there is no definite schedule for the trial program in Shanghai. Shanghai government is still working on selecting the location and other preparations.

Q:How many cities do you expect will at least have Car Sharing trials underway in 2014?

A: We expect there will be 2-3 cities launching the car sharing trials in 2014

Q: Please give an estimate of EV deliveries in 2013-Q4 from Kandi alone and from the JV?

A: We are expecting that there will be approximately 2,800 EVs to be delivered in Q4

Q:While 30 garages were originally anticipated to be completed in Hangzhou this year, future updates in August by the Company reported two open and 18 under construction. How many are now expected to be completed by December 31?

A:We expect there will be around 10 garages completed before Dec 31, 2013

2013 annual shareholder meeting Q&A

Q: In terms of EV’s per location, what is the minimum and maximum?

A: Minimum is 30 and maximum is 300

Q: In percentage, what is the anticipated mix ratio between two and four door EVs? (ie. 80%-20%)

A: The current plan is 50/50 for each parking garage

Q: Have there been any problems getting all the needed systems to work as far as billing, etc for the garages?

A: So far everything goes well, as expected

Q:How many locations are expected in Q1 and by the end of 2014?

A: We expect to be over 50, but may be impacted by the weather and spring festival holidays

7.

Q: While the growth potential of Car Sharing easily numbers in the millions of cars over the next few years, little has been said about the long expected Hangzhou 20,000 Long Lease Program recently.

A: The 20,000 EV long term lease program is involved with the State Grid, China Aviation Lithium Battery Co., Ltd. and other related parties. The project has been progressing very slowly. The schedule is out of Kandi's control and what we can do is to follow the State Grid’s plan. Our focus will turn to the micro public transportation EV sharing project.

Q: Has further development of this program simply been delayed by the delay of the PRC subsidy program, or is it being replaced by long term leasing through the Car Sharing Program?

A: We believe both have impacts

Q: Hong Kong Exchange listed Sinopoly and Kandi jointly announced in April that Sinopoly would be buying 1900 EVs from Kandi by this year end for the lease program. Will this still happen by this year end, or will it be extended into 2014?

A: It is a part of a long term lease project, and it's slowly progressing. We will follow the State Grid's plan on this project.

8.

Q: The Company should be congratulated by the recent battery purchase agreement with Premium supplier Wanxiang, particularly the excellent purchase terms. Which programs will they be supplying batteries for?

A: The majority of EVs of the current micro public transportation EV sharing project are using Wanxiang batteries.

Q: As is the case with Sinopoly, is it possible that Wanxiang will participate further than just supplying batteries?

A: We really value the opportunity of working with Wanxiang. We hope to work with them further in the future. However, currently we don't have any plans.

Q: Will the Company start providing quarterly investor conference calls and some “guidance”, once sales start to normalize?

A: While we have confidence in launching our EV product offering in China, our progress is still in the early stages. The management is not ready to provide financial guidance at this point. However it's our intention to keep shareholders well informed on the progress. The Company will provide quarterly investor calls when the time is appropriate.

2013 annual shareholder meeting Q&A

9.

Others

Q: Since Kandi's EV manufacturing capacity exceeds the demands of the Car Share and Car Leasing Programs, why are you not marketing plug-in EVs to individual buyers nationwide? Possibly via Geely's showrooms? Can you see huge potential in this market?

A: Our EV manufacturing capacity has begun to rollout in 2013. Going forward in the near future, we believe our current manufacturing capacity is adequate to meet the market demand.

Q&A session ended

***

Final Remarks from Chairman and CEO, Mr. Hu Xiaoming:

Please allow me to make some ending remarks. Let me close by thanking you all for the support and patience you continue to give Kandi. I would also like to take this opportunity to thank all of the directors and management for their efforts and contribution this year. We are a company that tries our best to maximize our shareholders’ value. 2013 has been an excellent year for Kandi from many fronts:

First is the 50/50 joint venture with China’s largest privately owned auto manufacturer Geely Auto and we are grateful that Mr. Li Shufu serves as the Chairman of the JV Company, which we feel very proud about. In this JV, Kandi contributed many valuable assets, including the new full-scale EV production and assembly line in Changxing. Also, Geely’s subsidiary Shanghai Maple Guorun will soon complete the reform and reconstruction and become another EV production base for the JV Company, which will enable us to become the leading pure EV provider in China. Second is the micro public transportation EV sharing project in Hangzhou which was launched this year and has progressed pretty well. In 2014, we expect our EV business may surpass our legacy go-cart business and become a major revenue generator for the Company. We expect this Car Share business model will be soon replicated into more cities throughout China. Third is the national government subsidy policy renewal in September. With the government’s support, we expect EV sales will start to take off soon. We anticipate steady increasing demand for EVs in the coming year.

Finally, on behalf of the board of directors and the management, I would like to once again appreciate the support of all our shareholders. I assure all of you that Kandi’s management will work even harder in the coming year to enhance our product portfolio offering and further improve our communications, internal control, as well as the company transparency. I welcome you to visit our facilities in China and look forward to talking to you soon. With that, I would like to adjourn this 2013 annual shareholder meeting. Thank you very much! Wish all of you a wonderful holiday season.